UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 28, 2006

LMI AEROSPACE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Missouri
(State or Other Jurisdiction of Incorporation)

0-24293	43-1309065
(Commission File Number)	(IRS Employer Identification No.)

3600 Mueller Road, St. Charles, Missouri	63302-0900
(Address of Principal Executive Offices)	(Zip Code)

(636) 946-6525
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On September 28, 2006, LMI Aerospace, Inc. (the “Company”) entered into a long-term agreement (the “Agreement”) with Gulfstream Aerospace Corporation (“Gulfstream”) reflecting the conclusion of negotiations of certain remaining open issues in the previously announced Memorandum of Understanding with Gulfstream and the consolidation of all previously existing contracts and other work being performed by the Company for Gulfstream into a single contract. Pursuant to the Agreement, the Company will continue to produce wing and fuselage components and assemblies and provides kits of aircraft components with just-in-time distribution to Gulfstream’s assembly floor for Gulfstream’s G350, G450 and G550 business jets.

The term of the Agreement continues through calendar year 2010. Based upon current production rates, the Company estimates that sales under the Agreement will total $170 million for the five-year period ended December 31, 2010.

Section 8 - Other Events

Item 8.01. Other Events.

On October 3, 2006, the Company issued a press release announcing the signing of the Agreement with Gulfstream. The text of the press release is attached as Exhibit 99.1 hereto.

Section 9 - Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description
99.1	Text of press release dated October 3, 2006.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2006

LMI AEROSPACE, INC.

By:	/s/ Lawrence E. Dickinson
Lawrence E. Dickinson Chief Financial Officer and Secretary